EXHIBIT 99

     DES MOINES, IOWA   Midwest Resources Inc. and Iowa-Illinois
Gas and Electric Company today announced that the merger of the two companies will be effective on July 1, 1995. The merger forms MidAmerican Energy Company.
     The Federal Energy Regulatory Commission approved the merger on June 15. The merger previously received necessary shareholder approvals and clearance from state regulators in Iowa and Illinois. The required waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act has expired. The Nuclear Regulatory Commission (NRC) must approve the transfer of Iowa-Illinois' license for Quad-Cities Nuclear Generating Station to MidAmerican. Iowa-Illinois owns 25 percent of the station, which is operated by Commonwealth Edison Company. NRC approval is expected before July 1.
     "This extensive review confirms our conviction that the merger is in the best interests of our customers, shareholders and the communities we serve," said Russell E. Christiansen, chairman, president and chief executive officer of Midwest Resources.
     The common stock of MidAmerican will be listed on the New York Stock Exchange under the symbol, MEC. Trading is expected to begin on July 3, 1995. Shareholders of Iowa-Illinois will be sent information about the exchange of their common stock certi-ficates into MidAmerican certificates. Shareholders of Midwest Resources will not be required to exchange their certificates.
     MidAmerican will be the 27th largest natural gas utility and the 42nd largest electric utility in the country with annual revenues of nearly $1.7 billion and assets of $4.4 billion. The company will serve 592,000 natural gas customers and 628,000 electric customers in the service territory that covers much of Iowa and areas of Illinois, Nebraska and South Dakota. Non-regulated operations and investments will be located in one subsidiary--InterCoast Energy Company. Another subsidiary, Midwest Capital Group Inc., will provide business development services and financing in the MidAmerican service area.
     "MidAmerican will be stronger financially and will be better able to use available generating capacity than either of the two existing companies to meet customers' energy needs," said Stanley
J. Bright, chairman and chief executive officer of Iowa-Illinois. "We will be in a better position to succeed and serve our customers in the more competitive utility industry."
     MidAmerican will have approximately 3,750 employees and 75,000 shareholders. Corporate headquarters will be in Des Moines. Electric and natural gas headquarters will be in Davenport and Sioux City, Iowa, respectively.
     Customers will continue to see the names, Iowa-Illinois Gas and Electric Company, Midwest Gas and Midwest Power, until sometime this fall.